Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of POET Technologies Inc. on Form F-10, of our report dated April 30, 2018, with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2017, 2016 and 2015 appearing in the Annual Report on Form 20-F of POET Technologies Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New Haven, Connecticut

October 15, 2018